Exhibit 99.02

Planet Payment Appoints Carl J. Williams as Chief Executive Officer

Philip D. Beck to Remain as Chairman

LONG BEACH, N.Y., Feb. 19, 2014 — Planet Payment, Inc. (Nasdaq:PLPM) (LSE:PPT), a leading provider of international payment and transaction processing and multi-currency processing services today announced the appointment of Carl J. Williams as Chief Executive Officer, effective February 19, 2014.

Carl Williams, a member of the Board of Directors and the Company’s President since November of 2013, has been asked by the Board to also serve as CEO. Williams succeeds Philip Beck, who will continue as Chairman of the Board.

Cameron McColl, a Planet Payment Director said, “Under Philip’s leadership, the Company has built a leading payment and transaction processing platform, operating in 22 countries. We greatly appreciate his efforts and dedication for the last 15 years and look forward to his continuing guidance. We are excited that Carl is taking on the CEO role and believe that he will help us execute our strategic plans and take the Company into the next phase of its growth.”

“Although I have only been a part of the Planet Payment management team for a few months, I have grown even more impressed by the talent and passion our team members possess,” said Carl Williams, Chief Executive Officer and President of Planet Payment. “I look forward to working with our team members and the Board to plot a course for long-term growth and prosperity.”

In accordance with the terms of the Long-Term Incentive Restricted Stock Agreement entered into in 2011, 320,250 shares issued to Mr. Beck pursuant to that Agreement were automatically cancelled on February 19, 2014. Following the cancellation Mr. Beck is interested in a total of 2,156,822 shares of Common Stock representing approximately 3.5% of the issued and outstanding shares of Common Stock (including the outstanding shares of Series A Preferred Stock on an as converted to Common Stock basis).

About Planet Payment

Planet Payment is a leading provider of international payment and transaction processing and multi-currency processing services. We provide our services in 22 countries and territories across the Asia Pacific region, North America, the Middle East, Africa and Europe, primarily through our more than 60 acquiring bank and processor customers. Our point-of-sale and e-commerce services help merchants sell more goods and services to consumers, and together with our ATM services are integrated within the payment card transaction flow enabling our acquiring customers, their merchants and consumers to shop, pay, transact and reconcile payment transactions in multiple currencies, geographies and channels.

Planet Payment is headquartered in New York and has offices in Atlanta, Beijing, Bermuda, Delaware, Dubai, Dublin, London, Hong Kong, Mexico City, Shanghai and Singapore. Visit www.planetpayment.com for more information about the Company and its services. For up-to-date information follow Planet Payment on Twitter at @PlanetPayment or join Planet Payment’s Facebook page.

Contacts:

Planet Payment, Inc.	Tel: + 1 516 670 3200
Carl J. Williams, CEO and President	www.planetpayment.com

Canaccord Genuity Ltd (Nomad for Planet Payment)
Simon Bridges / Cameron Duncan	Tel: +44 20 7523 8000